UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2017

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 2, 2017, Barnes Group Inc. (the “Company”) entered into an amendment to its existing revolving credit agreement (as amended, the “Amended Credit Agreement”) with certain participating banks and financial institutions. Bank of America, N.A. continues to act as Administrative Agent for the lenders. The Company, together with Barnes Group Acquisition GmbH, Barnes Group Switzerland GmbH, and Barnes Luxembourg (No. 1) S.à r.l., are collectively referred to herein as the “Borrowers.”

The Amended Credit Agreement extends the maturity date to February 2, 2022; increases the borrowing availability from $750,000,000 to $850,000,000; and increases the accordion feature from $250,000,000 to $350,000,000, resulting in total available borrowings of $1,200,000,000. Depending on the Company’s consolidated leverage ratio, and at the election of the Company, borrowings under the Amended Credit Agreement will bear interest at either LIBOR plus a margin of between 1.10% and 1.70% or the base rate plus a margin of 0.10% to 0.70%. Further, depending on the Company's leverage ratio at the end of each fiscal quarter, a facility fee ranging between 15 bps and 30 bps will also be due.

The Amended Credit Agreement generally requires the Company to maintain a ratio of Consolidated Senior Debt to EBITDA of not more than 3.25 times, a ratio of Consolidated Total Debt to EBITDA of not more than 3.75 times, and a ratio of Consolidated EBITDA to Consolidated Cash Interest Expense of not less than 4.25 times, in each case at the end of each fiscal quarter; provided that these debt to EBITDA ratios are permitted to increase for a period of four fiscal quarters after the closing of certain permitted acquisitions. The Amended Credit Agreement also contains other customary covenants including, limitations on incurring additional indebtedness, liens, mergers, asset sales and transactions with affiliates. The Amended Credit Agreement also contains customary events of default.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this item.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2017	BARNES GROUP INC.
(Registrant)

	By:	/s/ James Berklas, Jr.
James Berklas, Jr. Senior Vice President, General Counsel and Secretary